IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF ILLINOIS

UNITED STATES OF AMERICA, ) Plaintiff, ) vs. ) CRIMINAL NO. 01 CR 30035 DRH EXIDE ILLINOIS, ) Defendant. )	) ) ) )

THE UNITED STATES’ AND EXIDE’S AGREEMENT AND

PROPOSED JOINT RESOLUTION OF ISSUES RAISED IN THE

GOVERNMENT’S MOTION FILED ON NOVEMBER 18, 2005

REGARDING THE PAYMENT OF CRIMINAL FINE

Comes now Randy G. Massey, Acting United States Attorney for the Southern District of Illinois, and Norman R. Smith, Assistant United States Attorney for this District, together with Daniel E. Reidy and Thomas P. McNulty, attorneys for Exide Illinois and Exide Technologies [hereinafter collectively referred to as “Exide"], and herewith submit an Agreement and proposed Joint Resolution of the Government’s Motion Filed on November 18, 2005.

1. On February 27, 2002, the defendant, Exide Illinois, was sentenced for the offense of Conspiracy to Commit Wire Fraud. Exide Illinois was placed on five years probation and was ordered to pay a fine of $27,500,000 and a special assessment of $400. The special assessment was due and payable immediately. The $27,500,000 fine was ordered to be paid in installments of: $750,000 per quarter during the first year ($3 million), $1,000,000 per quarter during the second year ($4 million), $1,375,000 per quarter during the third year ($5.5 million), $1,750,000 per quarter during the fourth year ($7 million), and $2,000,000 per quarter during the fifth year. The payments were due by the third of the month in the months of September, December, March and June.

2. Shortly after the sentencing, on April 15, 2002, Exide Technologies and three of its principal U.S. subsidiaries, including Exide Illinois, filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. During the bankruptcy and subsequent to the bankruptcy neither Exide Illinois nor Exide Technologies has made a payment toward the criminal fine. The $400 special assessment was paid in 2005.

3. Exide Technologies acknowledges and agrees that it remains wholly and principally liable for the payment of the criminal fine, as set forth in the original plea agreement, dated March 23, 2001.

4. Exide Technologies agrees to cooperate fully with the United States in the collection of the criminal judgment imposed against Exide Illinois. The United States agrees to refrain from executing on the judgment as long as Exide Technologies is in compliance with the agreed revised payment schedule set forth herein.

Revised Installment Payment Schedule

5. In order to not jeopardize the financial viability of Exide Technologies, the United States and Exide have agreed pursuant to 18 U.S.C. §3572(d)(3) to a revised and extended payment schedule of the originally ordered $27.5 million dollar fine. The criminal fine shall be paid in quarterly installments as set forth herein:

Year 1	Date of entry..	$250,000
	July 15 2006	$250,000
	Oct 15 2006	$250,000
			$750,000
Year 2	Jan 15 2007	$2,250,000
	Apr 15 2007	$1,000,000
	July 15 2007	$1,000,000
	Oct 15 2007	$1,000,000
			$5,250,000
Year 3	Jan 15 2008	$1,000,000
	Apr 15 2008	$1,250,000
	July 15 2008	$1,250,000
	Oct 15 2008	$1,250,000
			$4,750,000
Year 4	Jan 15 2009	$1,250,000
	Apr 15 2009	$1,500,000
	July 15 2009	$1,500,000
	Oct 15 2009	$1,500,000
			$5,750,000
Year 5	Jan 15 2010	$1,500,000
	Apr 15 2010	$2,375,000
	July 15 2010	$2,375,000
	Oct 15 2010	$2,375,000
			$8,625,000
Year 6	Jan 15, 2011	$2,375, 000
			$2,375, 000
			$27,500,000

6. The United States and Exide agree that Exide does not have the present ability to pay interest on the fine and request that interest be waived. Exide acknowledges however that in the future should it become delinquent in the payment of the fine, under the revised payment schedule, an additional penalty would be due of 10% of the principal amount that is delinquent, pursuant to 18 U.S.C. §3612(g).

7. Exide acknowledges that Exide Illinois will remain on probation for the remainder of its five-year probation term, through February 26, 2007. Exide agrees that, prior to the termination of probation, Exide Technologies will provide to the United States adequate security for payment of the remaining fine due, the security being acceptable to the Court and to the United States. Should Exide believe that it may not be able to satisfy the requirement of adequate security without undue jeopardy to the overall financial viability of Exide, it will inform the Court and the U.S. Attorney not later than January 26, 2007, so that the parties can approach the Court jointly or separately prior to the expiration of Exide Illinois’ probation.

8. Exide agrees that the Court shall retain jurisdiction over this matter for the length of the revised payment schedule in order to determine whether there has been compliance with the Court’s orders.

9. Exide waives any right to appeal or challenge in any collateral proceeding the Court’s Order, if entered in accordance with this agreement, in exchange for considerations from the United States in entering into this Agreement.

10. Conditioned on Exide’s compliance with the terms of this Agreement, the United States agrees that it will not prosecute Exide for criminal default or contempt related to this matter.

11. Should Exide’s liquidity not permit it to make any quarterly payment without undue danger to the financial condition of the company, it will so inform the U.S. Attorney’s office and the Court within five days of the close of the relevant quarter. Within 10 days thereafter, Exide will file a motion seeking relief from the agreed payment schedule and specifying the relief it seeks. Pending ruling by the court, Exide will not be obligated to make the relevant quarterly payment by the 15th day following the close of the quarter.

12. Each person who signs this Agreement in a representative capacity warrants that he is duly authorized to do so. Attached as Exhibit “A” is a resolution of the Board of Directors of Exide Technologies empowering the representatives to act in this matter and approving of this Agreement. Attached as Exhibit “B” is a resolution of the Board of Directors of Exide Illinois empowering the representatives to act in this matter and approving of this Agreement.

Respectfully submitted,

EXIDE ILLINOIS, INC., a wholly owned subsidiary of Exide Technologies, Inc. through its representative	RANDY G. MASSEY Acting United States Attorney NORMAN R. SMITH Assistant United States Attorney

EXIDE TECHNOLOGIES, INC. [Formerly Exide Corporation] through its representative

DANIEL E. REIDY THOMAS P. MCNULTY Jones Day Attorneys for Exide Illinois and Exide Technologies